Exhibit 10.3



                                                                 January 9, 2001

                       Award of Deferred Stock Units

Pursuant to Section 10 of the Albertson's, Inc. Amended and Restated 1995 Stock-Based Incentive Plan (the "Plan"), ____________________ (Name)(the "Participant"), ___________________ (Title), of Albertson's, Inc. (the "Company") is hereby awarded units representing __________ (Units) shares of the common stock, $1.00 par value, of Albertson's, Inc. (the "Deferred Stock Units") upon the terms and conditions set forth below on December 6, 2000.

1. Each Deferred Stock Unit represents a hypothetical share of the Company's common stock, $1.00 par value (the "Stock"), and will at all times be equal in value to a share of Stock. The Deferred Stock Units will be credited to the Participant in an account established for the Participant, and an amount equal to the amount of the quarterly dividend on the equivalent amount of Stock will be paid quarterly to the Participant.

2. The Deferred Stock Units will be converted into shares of Stock and three quarters (3/4) of such Stock will be transferred to the Participant on December 5, 2003 (the "Vesting Date"), provided that the Participant is still employed by the Company on that date as an officer of the Company. The remaining one quarter (1/4) of such Stock will be transferred to the Participant on the Vesting Date, provided that the condition set forth in the previous sentence have been met and the closing price of the Company's Stock on the New York Stock Exchange (the "Market Price") is at least 133% of the Market Price on the date of the grant of the Deferred Stock Units for a period of at least twenty consecutive trading days during the three year vesting period.

3. The Deferred Stock Units are not assignable or transferable by the Participant (voluntarily or by operation of law) prior to the lapse of the restrictions set forth in Section 2 above.

4. (a) The Participant may elect to defer receipt of the Stock to a future time not more than fifteen years from the Vesting Date and may elect to receive the Stock in a lump sum or annual installments, provided that the Participant has delivered a written election to the Company at least six months prior to the Vesting Date.

     (b)  If the Participant is a "covered  employee" as that term is defined in
          Section 162(m) of the Internal Revenue Code of 1986, as amended, on the Vesting Date, then the receipt of the Stock will be automatically deferred to the extent that the Participant's total compensation covered by Section 162(m) for fiscal year 2003 would exceed $1 million and will continue to be deferred in like manner until the Participant is no longer a "covered employee" or until the Participant has elected to receive the stock as described in subsection (a) above, whichever date is later.

     (c) If the Participant becomes a "covered employee" as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, during the deferral period that the Participant has elected under subsection (a) above, then the receipt of the Stock during that fiscal year will be automatically deferred to the extent that the Participant's total compensation covered by Section 162(m) for that fiscal year would exceed $1 million and will continue to be deferred in like manner until the Participant is no longer a "covered employee" or until the Participant has elected to receive the stock as described in subsection (a) above, whichever is later.



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     (d)  Receipt of any Stock by a "covered  employee"  will take place only in
          December or January of the applicable fiscal year so that the total amount of compensation covered by Section 162(m) for that fiscal year can be calculated.

5. In consideration of the grant of this award of Deferred Stock Units, the Participant agrees during the term of this agreement and for a period of one year from the Vesting Date not to become employed by another company in the food and/or drug business that competes against the Company.

6. The terms of the Plan with regard to change of control (Section 13 of the Plan) will apply to this award.

7. The Participant will not have any rights as a stockholder with respect to any shares of Stock issueable pursuant to the Deferred Stock Units until the date on which a stock certificate (or certificates) representing such Stock is issued.

8. The number of shares of Stock issueable pursuant to the Deferred Stock Units are subject to equitable adjustment as provided in Section 14 of the Plan.

9. Notices hereunder will be mailed or delivered to the Company at the Corporate Secretary's Department, Albertson's, Inc., P.O. Box 20, Boise, Idaho 83726 and will be mailed or delivered to the Participant at the Participant's address set forth in the payroll records of the Company, or in either case at such other address as one party may subsequently furnish to the other party in writing.

10. This award will not confer upon the Participant any right with respect to continuance of employment by the Company, nor will it interfere in any way with any right of the Company to terminate the Participant's employment at any time.

11. The laws of the State of Delaware will govern this award and all matters related hereto.

12. This award is subject to the terms of the Plan, and the Participant is being delivered a copy of the Plan with this award agreement.

13. The Participant will pay to the Company, on demand, any taxes the Company reasonably determines it is required to withhold under applicable tax laws with respect to the Deferred Stock Units or the issuance of Stock pursuant to this award. The tax withholding obligation may be satisfied by the Participant instructing the Company to withhold shares of stock otherwise issueable pursuant to this award in order to satisfy the minimum tax withholding amount permissible under the method that results in the least amount withheld.

14. This agreement may be executed in two or more counterparts, each of which will be an original but all of which together will represent one and the same agreement.

15. This agreement cannot be changed or terminated orally. The agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof.

                                            ALBERTSON'S, INC.

PARTICIPANT                                 By:

______________________________              Its:  Chairman of the Board
Name:                                             and Chief Executive Officer


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